EXHIBIT 99.1

Company Contact: Andrew Wiseman, Ph.D. Sr. Director of Business Development and Investor Relations La Jolla Pharmaceutical Company 858-646-6615 andrew.wiseman@ljpc.com	Media Contacts: Virginia Amann or Trista Morrison Atkins + Associates for La Jolla Pharmaceutical Company 608-274-6046 or 858-527-3490 vamann@irpr.com tmorrison@irpr.com
LA JOLLA PHARMACEUTICAL COMPANY
RECEIVES NASDAQ EXTENSION AND
COMPLETES REVERSE STOCK SPLIT
     SAN DIEGO, CA, December 21, 2005 — La Jolla Pharmaceutical Company (Nasdaq: LJPC) announced today that Nasdaq has granted it an extension of time to comply with Nasdaq’s minimum bid price rule. The extension period will allow additional time for the closing price of the Company’s common stock to be at least $1.00. If the closing price is at least $1.00 for a minimum of 10 consecutive trading days on or before January 6, 2006, the Company will regain compliance with the minimum bid price rule and maintain its Nasdaq National Market listing.
     The Company also announced today that it has completed its previously announced one-for-five reverse stock split. The reverse stock split was proposed, among other matters, to enable the Company to comply with the Nasdaq minimum bid price rule and was approved by the Company’s stockholders on December 12, 2005 at a special meeting of stockholders.
     The reverse stock split caused every five shares of the Company’s outstanding common stock to convert automatically into one share of common stock. As a result, upon the effective time of stock split, the number of the Company’s shares outstanding decreased by one-fifth and the price of the Company’s common stock increased by five times. Effective upon the opening of the market on December 22, 2005, the Company’s shares of common stock will trade on a post-reverse stock split basis on The Nasdaq National Market.
     La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases and inflammation afflicting several million people in the United States and Europe. The Company is developing Riquent ® for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing small molecules to treat various other autoimmune and inflammatory conditions. The Company’s common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit its Web site: http://www.ljpc.com.
     Except for historical statements, this press release contains forward-looking statements. These forward-looking statements involve risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results or events to differ materially from those anticipated. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.